EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of Bottomline Technologies (de), Inc. for the registration of 37,262 shares of its common stock and to the incorporation by reference therein of our report dated August 1, 2002, with respect to the consolidated financial statements of Bottomline Technologies (de), Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended June 30, 2002 and the related financial statement schedule included therein, filed with the Securities Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
December 16, 2002